FOR IMMEDIATE RELEASE


                                  MEDIA CONTACT:   Sharon Corbitt
                                                   Director, Communications
                                                   215-323-1873
                                                   scorbitt@gi.com

                               INVESTOR CONTACT:   Dario Santana
                                                   VP, Investor Relations
                                                   215-323-1617
                                                   dsantana@gi.com



              SONY COMPLETES INVESTMENT IN GENERAL INSTRUMENT

Purchase of 7.5 million shares in connection with previously announced strategic alliance
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HORSHAM, PA. (JANUARY 26, 1999) - General Instrument Corporation (NYSE:GIC)
today announced that Sony Corporation of America, a subsidiary of Sony Corporation, has completed its purchase of 7.5 million new shares of General Instrument common stock for an aggregate purchase price of $187.5 million. The purchase of GI's shares by Sony complements the previously announced strategic alliance between the two companies for the integration of Sony's home entertainment network technology with General Instrument's advanced digital set-top terminals and systems. Sony's purchase represents approximately 4.4% of GI's common stock outstanding as of December 31, 1998.

Under the Joint Development and Licensing Agreement entered into in December 1998, the two companies agreed to collaborate to enable the use of Sony's Home Networking Module middleware and Aperios real-time operating system as a preferred multimedia delivery system using GI's digital cable set-top terminals.

General Instrument is a leading worldwide provider of integrated and interactive broadband access solutions, teaming with its business partners to lead the convergence of the Internet, telecommunications and video entertainment industries.

        Visit General Instrument at our Web Site - http://www.gi.com

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